UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On April 23, 2010 we entered into a Term Sheet with The Coca-Cola Company (the “KO Term Sheet”) under which we agreed to use commercially reasonable efforts to negotiate the definitive terms of a collaborative agreement with The Coca-Cola Company through June 22, 2010 for a research program related to the discovery and commercialization of new flavor ingredients resulting from Senomyx’s sweet taste technology.  Senomyx and The Coca-Cola Company were unable to reach mutually satisfactory terms for a new collaborative research agreement within the period, and accordingly, the KO Term Sheet expired.

On June 23, 2010 we entered into a letter agreement with PepsiCo, Inc. which includes key commercial and financial terms that the parties have agreed to use as the basis for negotiating a potential new multi-year collaborative research program related to the discovery and commercialization of new flavor ingredients resulting from Senomyx’s sweet taste technology (the “PepsiCo Letter Agreement”). The PepsiCo Letter Agreement contemplates that under the new proposed collaboration agreement PepsiCo’s rights for the use of Senomyx flavor ingredients will be exclusive in all non-alcoholic beverage categories, with the exception of powdered non-alcoholic beverages which will be co-exclusive. The PepsiCo Letter Agreement also contemplates that Senomyx’s S6973 sucrose enhancer will not be part of any new collaboration agreement between Senomyx and PepsiCo, and that Senomyx will have the right to commercialize this novel flavor ingredient for use in non-alcoholic beverages through other channels.

Under the PepsiCo Letter Agreement, Senomyx and PepsiCo have agreed to negotiate on an exclusive basis and to use best efforts to negotiate the definitive terms of the new proposed collaboration agreement over a period of 60 days.  In consideration for these commitments by Senomyx, PepsiCo has agreed to make a payment to Senomyx of $7.5 million. The payment, which is non-refundable except in limited circumstances, will be applied as partial payment towards an upfront license fee if Senomyx and PepsiCo enter into a final definitive agreement.

On June 24, 2010 we issued a press release relating to the execution of the PepsiCo Letter Agreement. The Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Forward Looking Statement

While discussions between Senomyx and PepsiCo are underway, there can be no assurance that any agreement will be reached on favorable terms, or at all, that any collaboration agreement will be on the terms that are currently being discussed, or that Senomyx will not be required to refund the $7.5 million payment. In addition, Senomyx may not be able to commercialize S6973 in the field of non-alcoholic beverages successfully or at all. Risks that contribute to the uncertain nature of the forward-looking statements regarding S6973 include: Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval(s) required for flavor ingredients to be incorporated into products that are sold in the U.S. or in other countries; S6973 is currently approved for use in only select product categories within the larger field of non-alcoholic beverages and in certain countries, and Senomyx may not elect to pursue regulatory approval for the use of S6973 in additional product categories or geographies; and S6973 may not be useful or cost-effective for formulation into products. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.”

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press Release dated June 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID B. BERGER
David B. Berger
Vice President, General Counsel and Corporate Secretary

Date: June 24, 2010